Registration No. 333-103741

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Post-Effective Amendment No. 1
To
Form S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_____________________

FIRST BANCORP
(Exact name of Registrant, as Specified in Its Charter)

North Carolina	56-1421916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer) Identification No.)

341 North Main Street, Troy, North Carolina 27371-0508
(Address of Principal Executive Offices)

Amended and Restated First Bancorp CCB Non-Qualified Stock Option Plan
(Full Title of the Plans)

Jerry L. Ocheltree
President and Chief Executive Officer
First Bancorp
341 North Main Street
Post Office Box 508
Troy, North Carolina 27371-0508
(Name and Address of Agent For Service)

(910) 576-6171
 (Telephone Number, Including Area Code, of Agent for Service)
_____________________

Copy to:
Henry H. Ralston
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina  28246
(704) 377-2536

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
(Do not check if smaller
reporting company)

EXPLANATORY NOTE

First Bancorp (the “Company”) registered 52,000 shares of its common stock, no par value (“Common Stock”), for issuance under the Amended and Restated First Bancorp CCB Non-Qualified Stock Option Plan (the “CCB Plan”) pursuant to Registration Statement No. 333-103741 on Form S-8 filed with the Securities and Exchange Commission on March 11, 2003 (the “Registration Statement”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of registered shares automatically increased to 78,000 shares in connection with the Company’s three-for-two stock split that was completed on November 15, 2004.  As of the date hereof, all of the registered shares have been sold and no further awards will be made or remain outstanding under the CCB Plan.

The Company is filing this Post-Effective Amendment No. 1 to report that all shares of Common Stock that were registered under the Registration Statement have been sold and that no further shares of Common Stock will be issued under the CCB Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of North Carolina on this 29th day of June, 2010.

FIRST BANCORP

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Signature	Title	Date

/s/ Jerry L. Ocheltree Jerry L. Ocheltree	President, Chief Executive Officer and Director	June 29, 2010
/s/ Anna G. Hollers Anna G. Hollers	Executive Vice President, Chief Operating Officer and Secretary	June 29, 2010
/s/ Eric P. Credle Eric P. Credle	Executive Vice President and Chief Financial Officer	June 29, 2010
/s/ Daniel T. Blue, Jr. Daniel T. Blue, Jr.	Director	June 29, 2010
/s/ Jack D. Briggs Jack D. Briggs	Director	June 29, 2010
/s/ R. Walton Brown R. Walton Brown	Director	June 29, 2010
/s/ David L. Burns David L. Burns	Director	June 29, 2010
/s/ John F. Burns John F. Burns	Director	June 29, 2010
/s/ Mary Clara Capel Mary Clara Capel	Director	June 29, 2010
/s/ James C. Crawford, III James C. Crawford, III	Director	June 29, 2010
/s/ R. Winston Dozier R. Winston Dozier	Director	June 29, 2010

/s/ James G. Hudson, Jr. James G. Hudson, Jr.	Director	June 29, 2010
/s/ Richard H. Moore Richard H. Moore	Director	June 29, 2010
/s/ George R. Perkins, Jr. George R. Perkins, Jr.	Director	June 29, 2010
/s/ Thomas F. Phillips Thomas F. Phillips	Director	June 29, 2010
/s/ Frederick L. Taylor II Frederick L. Taylor II	Director	June 29, 2010
/s/ Virginia C. Thomasson Virginia C. Thomasson	Director	June 29, 2010
Goldie H. Wallace	Director	June 29, 2010
/s/ Dennis A. Wicker Dennis A. Wicker	Director	June 29, 2010
/s/ John C. Willis John C. Willis	Director	June 29, 2010